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[COOLEY GODWARD LETTERHEAD]



May 3, 1995

Exar Corporation
2222 Qume Drive
San Jose, CA  95131

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing on May 3, 1995 by Exar Corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission, with respect to the offer and sale of 356,547 shares of the Company's Common Stock, $.0001 par value (the "Common Stock"), by certain former shareholders of Startech Semiconductor, Inc. ("Startech").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Certificate of Incorporation, as amended, and Bylaws, the Agreement and Plan of Reorganization dated as of March 19, 1995 by and among the Company, Startech, Moon Acquisition, Inc. and certain officers of Startech and the related Merger Agreement, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares of Common Stock are validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD CASTRO
 HUDDLESON & TATUM



By:  /s/ Peter F. Stone
   --------------------------
     Peter F. Stone